Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 19, 2013, with respect to the financial statements of Intra-Cellular Therapies, Inc., included in the Registration Statement (Form S-1 No. 333-193313) and related Prospectus of Intra-Cellular Therapies, Inc. for the registration of its shares of common stock, as incorporated by reference in this Registration Statement (Form S-1) filed with the Securities and Exchange Commission on January 30, 2014 for the registration of its shares of common stock.

/s/ Ernst & Young LLP

McLean, VA

January 30, 2014